 EXHIBIT 15

ACCOUNTANT’S ACKNOWLEDGEMENT

To the Board of Directors and Shareholders
of Mediware Information Systems, Inc.:

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of Mediware Information Systems, Inc. for the three and six month periods ended December 31, 2010 and 2009, as indicated in our report dated February 1, 2011; because we did not perform an audit, we expressed no opinion on that information.

We are aware that Mediware Information Systems, Inc. has incorporated by reference in Registration Statement Nos. 333-07591, No. 333-83016, No. 333-119503, No. 333-123496 and No. 333-130576 its Form 10-Q for the quarter ended December 31, 2010, which includes our report dated February 1, 2011 covering the unaudited interim financial information contained therein. Pursuant to Rule 436(c) under of the Securities Act of 1933 (the “Act”), that report is not considered a part of the registration statement prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Section 7 and 11 of the Act. It should be noted that we have not performed any procedures subsequent to February 1, 2011.

EisnerAmper LLP
New York, New York
February 1, 2011